Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2015 Financial Results

HERCULES, CA - August 6, 2015 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2015.

Second-quarter reported revenues were $506.1 million, down 5.7 percent compared to $536.8 million reported for the second quarter of 2014. On a currency-neutral basis, quarterly revenues increased 4.2 percent compared to the same period last year. Second-quarter gross margin was 55.2 percent compared to 55.4 percent reported during the same quarter in 2014.

Net income for the second quarter of 2015 was $28.4 million, or $0.97 per share on a fully diluted basis, compared to $31.6 million, or $1.09 per share, respectively, during the same period last year.

The year-over-year decrease of net income for the second quarter of 2015 was primarily due to the impact of currency as well as several discrete items including an increase of $2.6 million of bad debt expense, a one-time distributor termination expense of $1.9 million, and a change of $1.7 million of expense reflecting the revaluation of contingent consideration for certain acquisitions. The effective income tax rate for the second quarter of 2015 was 28 percent compared to the tax rate for the second quarter of 2014 of 35 percent. The lower tax rate in 2015 was due to a decrease in tax reserves as a result of the expiration of statutes of limitation.

On a reported basis, revenues for the first half of 2015 were down 6.4 percent to $978.9 million compared to $1.05 billion for the same period in 2014. On a currency-neutral basis, revenues grew 2.9 percent.

Year-to-date net income for 2015 was $46.2 million, or $1.58 per share on a fully diluted basis, compared to $38.3 million, or $1.32 per share, respectively, during the same period in 2014.

Life Science
Life Science segment net sales for the second quarter of 2015 were $170.6 million, essentially flat, when compared to the same period last year. On a currency-neutral basis, Life Science segment net sales increased by 8.6 percent compared to the same quarter last year. Results from the second quarter benefitted from currency-neutral increased sales of the Company’s Droplet Digital™ PCR products, western blotting instruments and reagents, and cell biology products. Currency-neutral sales increased primarily in the U.S., Europe, and China during the second quarter of 2015 and were partially offset by slowness in Eastern Europe and Asia Pacific. In April, Bio-Rad introduced the S3e™ Cell Sorter (488/640 nm), the latest addition to the Company’s series of S3e Cell Sorters. The new Cell Sorter incorporates the fluorescence wavelengths commonly used by immunologists. Also during the quarter Bio-Rad released a new product line of PrecisonAb™ Antibodies that are validated specifically for use in western blotting and offer improved sensitivity, specificity, and reliability.
Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the second quarter of 2015 were $332.1 million, a decrease of 8.5 percent compared to the same quarter last year. On a currency-neutral basis, sales increased 2.2 percent compared to the same period last year. The Clinical Diagnostics segment sales performance on a currency-neutral basis reflected growth of diabetes, immunology, and quality controls products. Sales growth in North America, Latin America, and Asia Pacific was offset by European markets, which are still experiencing consolidation and pricing pressures. During the quarter, Bio-Rad announced the availability in U.S. markets of its BioPlex® 2200 25-OH Vitamin D kit for use on the company's BioPlex® 2200 system. The assay offers an automated method for the quantitative measurement of total 25-hydroxyvitamin D in human serum. In June, Bio-Rad announced that its VARIANT™ II TURBO HbA1c Kit - 2.0 had obtained clearance from the U.S. Food and Drug Administration for use as an aid in diagnosing diabetes and identifying people who may be at risk for developing the disease.

Management will discuss these results in a conference call at 2 PM Pacific Daylight Time (5 PM Eastern Time) August 6, 2015. Interested parties may access the call at 877-311-4349 within the U.S. or 720-634-9933 outside the U.S., passcode: 78772878. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio‑rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,600 people worldwide and had revenues exceeding $2.1 billion in 2014. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding our release of new products, sales by region and future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, our ability to compete effectively, product quality and liability issues, supply chain issues, reductions in government funding or capital spending of our customers, international legal and regulatory risks, foreign currency exchange fluctuations, difficulties in implementing our global enterprise resource planning system, recent changes to our global organizational structure and executive management team, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.
Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$506,102	$536,832	$978,923	$1,046,176
Cost of goods sold	226,505	239,590	429,220	473,645
Gross profit	279,597	297,242	549,703	572,531
Selling, general and administrative expense	192,845	195,838	381,400	398,113
Research and development expense	46,547	55,717	93,749	108,260
Income from operations	40,205	45,687	74,554	66,158
Interest expense	4,834	5,564	9,836	9,421
Foreign currency exchange losses (gains), net	2,938	(286)	6,744	2,451
Other (income) expense, net	(7,107)	(8,388)	(8,260)	(9,049)
Income before income taxes	39,540	48,797	66,234	63,335
Provision for income taxes	(11,117)	(17,166)	(19,993)	(25,036)
Net income	$28,423	$31,631	$46,241	$38,299

Basic earnings per share:
Net income per basic share	$0.98	$1.10	$1.59	$1.33
Weighted average common shares - basic	29,136	28,826	29,114	28,809

Diluted earnings per share:
Net income per diluted share	$0.97	$1.09	$1.58	$1.32
Weighted average common shares - diluted	29,381	29,092	29,338	29,076

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$450,133	$413,251
Short-term investments	277,513	284,384
Accounts receivable, net	354,161	377,640
Inventories, net	500,975	470,997
Other current assets	159,146	170,095
Total current assets	1,741,928	1,716,367

Property, plant and equipment, net	439,644	428,836
Goodwill, net	514,078	500,441
Purchased intangibles, net	237,706	254,228
Other investments	541,732	389,309
Other assets	50,255	52,097
Total assets	$3,525,343	$3,341,278

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$239,847	$282,034
Current maturities of long-term debt	268	265
Income and other taxes payable	25,238	35,165
Other current liabilities	138,541	129,297
Total current liabilities	403,894	446,761

Long-term debt, net of current maturities	435,660	435,710
Other long-term liabilities	326,892	273,652
Total liabilities	1,166,446	1,156,123

Total stockholders’ equity	2,358,897	2,185,155
Total liabilities and stockholders’ equity	$3,525,343	$3,341,278

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$971,616	$1,087,487
Cash paid to suppliers and employees	(898,757)	(925,534)
Interest paid, net	(9,071)	(10,912)
Income tax payments, net	(6,269)	(17,059)
Other operating activities	10,460	8,460
Net cash provided by operating activities	67,979	142,442
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(2,589)	(42,010)
Other investing activities	(53,267)	(52,546)
Net cash used in investing activities	(55,856)	(94,556)
Cash flows from financing activities:
Payments on long-term borrowings	(131)	(118)
Other financing activities	2,861	6,416
Net cash provided by financing activities	2,730	6,298
Effect of foreign exchange rate changes on cash	22,029	(1,065)
Net increase in cash and cash equivalents	36,882	53,119
Cash and cash equivalents at beginning of period	413,251	331,551
Cash and cash equivalents at end of period	$450,133	$384,670

Reconciliation of net income to net cash provided by operating activities:
Net income	$46,241	$38,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,409	73,007
Changes in working capital	(44,196)	30,663
Other	1,525	473
Net cash provided by operating activities	$67,979	$142,442